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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

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Fidelity National Information Solutions Reports Second Quarter 2002 EPS of $0.21

Santa Barbara, Calif. — (July 24, 2002) — Fidelity National Information Solutions, Inc. (NASDAQ:FNIS), the nation’s most comprehensive source for real estate-related data, solutions and services, today reported operating results for the three-month period ended June 30, 2002.

2nd Quarter 2002	2nd Quarter 2001

Net Earnings	Net Cash Earnings*	Net Earnings

$5.5 million	$1.8 million	$0.9 million
$0.21 per diluted share	$0.10 per diluted share	$0.05 per diluted share

Six Months Ended June 30, 2002	Six Months Ended June 30, 2001

Net Earnings	Net Cash Earnings*	Net Earnings

$10.2 million	$4.2 million	$2.7 million
$0.39 per diluted share	$0.24 per diluted share	$0.15 per diluted share

*     Excludes amortization of cost in excess of net assets acquired, consistent with Statement of Financial Accounting Standard No. 142, “Goodwill and other Intangible Assets”

•	Revenue for the second quarter of 2002 was $62.6 million, compared with $36.3 million for the second quarter of 2001; revenue for the six months ended June 30, 2002 was $125.8 million compared with $69.1 million in the prior year period

•	In the second quarter of 2002, the Data segment provided $36 million or 58 percent of revenue, Solutions contributed $11 million or 18 percent of revenue and Services provided $15 million or 24 percent of revenue

•	Pre-tax operating margin was 15.2 percent for the second quarter of 2002

•	Cash flow from operations was approximately $9.0 million for the second quarter and $15.5 million for the six months ended June 30, 2002

•	Annualized return on average equity was 16.2 percent for the second quarter

•	No amounts were outstanding under the secured revolving credit facility with parent company Fidelity National Financial (NYSE: FNF) at June 30, 2002

     “We continue to make significant progress on our goals of margin improvement and earnings growth,” said Chairman of the Board William P. Foley, II. “Our pre-tax operating margin of 15.2% in the second quarter was a 24% sequential improvement over the first quarter performance and earnings per share of $0.21 grew 17% over the first quarter of 2002.”

     “Our focus is on the integration of the FNIS organization,” said Chief Executive Officer Patrick F. Stone. We have recognized $24 million in run rate synergies since formation last August. We also completed the merger with Micro General on July 9 and are confident that the transaction will result in a minimum of another $10 million in synergies. The integration efforts and resulting foundation are crucial for the support of our aggressive growth plans in late 2002 and into 2003.”

     “The Factual Data Definitive Agreement was signed on July 23 and we are excited about its potential contributions to both our credit reporting business and improved delivery platforms. We also acquired a 55 percent interest in Hansen Quality Loan Services in May. Hansen is focused on collateral score products and their analytic capabilities will accelerate our efforts in developing collateral score products as a next generation extension of our suite of automated valuation products.”

     FNIS was formed on August 1, 2001. Fidelity National Financial, Inc. (NYSE: FNF) acquired majority ownership of the former VISTAInfo in a business combination that included five of FNF’s real estate related services companies. The prior year period reflects the historic results of the five FNF real estate related services companies.

     Fidelity National Information Solutions, Inc. (NASDAQ:FNIS) provides data, solutions and services to lenders, REALTORS® and other participants in the real estate industry. The data segment targets the information needs of lenders, originators, REALTORS® and residential loan servicers and provides the data solutions that these mortgage professionals require in selling homes and underwriting mortgage loans. The solutions division provides technology products and services for REALTORS®, brokers and other participants in the real estate process. FNIS is the nation’s largest provider of Multiple Listing Services (MLS) systems and also supplies tools that allow REALTORS® and brokers to improve efficiency, lower costs, reduce risks and better manage and operate their businesses. The services segment adds value by combining manual intervention, outsourcing or process improvement with one or more of our data and/or solutions components. They can range in scope from improving a single process to providing complete outsourcing capabilities.

     FNIS is a majority-owned subsidiary of Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 Company and the nation’s largest title insurance and diversified real estate related services company. FNF’s title insurance underwriters — Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title — together issue approximately 30 percent of all title insurance policies nationally. The company provides title insurance in 49 states, the District of Columbia, Guam, Mexico, Puerto Rico, the U.S. Virgin Islands and Canada.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
SUMMARY OF EARNINGS
(In thousands except per share amounts)
(Unaudited)

	Three-months ended		Six-months ended
	June 30,		June 30,

	2002	2001	2002	2001

Revenue:
Data	$36,230	$28,138	$73,229	$54,694
Solutions	10,971	259	23,375	447
Services	15,354	7,867	29,168	13,929

Total revenue	62,555	36,264	125,772	69,070

Costs and expenses:
Cost of data revenue	11,680	11,759	23,707	19,686
Cost of solutions revenue	1,994	33	4,848	44
Cost of services revenue	7,977	3,700	15,656	6,901
Operating expenses	31,237	18,714	64,275	35,655

Total costs and expenses	52,888	34,206	108,486	62,286

Operating income	9,667	2,058	17,286	6,784
Interest expense	79	—	338	—
Other (income) expense, net	100	—	(344)	—

Earnings before amortization of cost in excess of net assets acquired	9,488	2,058	17,292	6,784
Amortization of cost in excess of net assets acquired	—	837	—	1,528

Earnings before income taxes	9,488	1,221	17,292	5,256
Income taxes	3,795	292	6,916	2,601
Minority interests	149	—	149	—

Net earnings	$5,544	$929	$10,227	$2,655

Net earnings per share – basic	$0.22	$0.05	$0.42	$0.15

Net earnings per share – diluted	$0.21	$0.05	$0.39	$0.15

Weighted average shares – basic	24,683	17,211	24,563	17,211

Weighted average shares – diluted	26,266	17,211	25,891	17,211

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
NET CASH EARNINGS PER SHARE
For the Three and Six-Month Periods Ended June 30, 2001
(In thousands, except per share amounts)
(Unaudited)

	Three	Six
	Months	Months

Net earnings	$929	$2,655
Amortization of cost in excess of net assets acquired	837	1,528

Net cash earnings	$1,766	$4,183

Diluted net cash earnings per share	$0.10	$0.24

Diluted weighted average shares outstanding	17,211	17,211

The table presented above excludes the amortization of cost in excess of net assets acquired related to acquisitions. Amortization of cost in excess of net assets acquired was a non-cash charge against earnings that was reflected in typical earnings per share calculations in the first and second quarters of 2001. This table presents cash earnings per share of the Company and is not prepared in accordance with accounting principles generally accepted in the United States of America in effect during the first and second quarters of 2001 and may not be consistent with the presentation of cash earnings per share made by other companies.

SUMMARY BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	June 30,	December 31,
	2002	2001

	(Unaudited)
Total assets	206,635	199,496
Total equity	145,462	128,806
Book value per share	5.87	5.34

SOURCE: Fidelity National Information Solutions, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations,
                     Fidelity National Financial, Inc., 805-696-7218,

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